EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Third Quarter 2018 Results

•Increased quarterly cash distribution by 2.9% sequentially, or 12% compared to the third quarter 2017 distribution, to $0.4207 per unit, the 15th consecutive quarterly increase in distributions
•Trailing twelve-month distribution coverage ratio of 1.20x
•Announced At-The-Market Program to fund future potential drop-downs and other acquisitions
HOUSTON--(BUSINESS WIRE)--Nov. 6, 2018-- Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $12.4 million, or $0.38 per limited partner unit, for the three months ended September 30, 2018, a decrease of $1.0 million compared to third quarter 2017 net income attributable to the Partnership of $13.4 million. The decrease in net income was primarily due to lower margins on Westlake Chemical OpCo LP’s (“OpCo”) third party sales when compared to the prior-year period. Cash flows from operating activities in the third quarter of 2018 were $109.4 million, a decrease of $30.2 million compared to third quarter 2017 cash flows from operating activities of $139.6 million. This decrease in cash flow from operations is primarily attributable to a reduction in receivables from Westlake Chemical Corporation (“Westlake”) in the third quarter of 2017 and lower margins on third party sales volumes, partially offset by increased production at OpCo. For the three months ended September 30, 2018, MLP distributable cash flow of $15.0 million decreased $0.5 million from third quarter 2017 MLP distributable cash flow of $15.5 million. This decrease was primarily due to lower margins on third party sales volumes, partially offset by increased production at OpCo, lower maintenance capital expenditures and the elimination of incentive distribution right (“IDR”) payments to Westlake that resulted from the July 2018 amendment of the Partnership’s target distribution tiers.
Third quarter 2018 net income attributable to the Partnership was $12.4 million, a decrease of $0.4 million from second quarter 2018 net income attributable to the Partnership of $12.8 million. Third quarter 2018 cash flows from operating activities of $109.4 million decreased by $5.0 million compared to second quarter 2018 cash flows from operating activities of $114.4 million. This decrease in net income and cash flow from operations was primarily due to lower margins on OpCo’s third party sales volumes. Third quarter 2018 MLP distributable cash flow of $15.0 million decreased by $1.0 million compared to second quarter 2018 MLP distributable cash flow of $16.0 million due to higher maintenance capital and lower margins on third party sales volumes, partially offset by higher production at OpCo.
Net income attributable to the Partnership of $37.5 million, or $1.14 per limited partner unit, for the nine months ended September 30, 2018 increased by $4.4 million compared to the first nine months of 2017 net income attributable to the Partnership of $33.1 million. The increase in net income attributable to the Partnership as compared to the prior-year period was primarily due to the Partnership’s increased ownership in OpCo following the acquisition of an additional 5% interest in the third quarter of 2017 and increased production at OpCo, partially offset by lower margins on OpCo’s third party sales volumes. Cash flows from operating activities in the first nine months of 2018 were $330.0 million, a decrease of $71.9 million compared to the first nine months of 2017 cash flows from operating activities of $401.9 million. This decrease was due to a reduction in receivables from Westlake that occurred in 2017 and lower margins on third party sales volumes, partially offset by increased production at OpCo and lower turnaround expenditures. For the nine months ended September 30, 2018, MLP distributable cash flow of $45.5 million increased by $7.6 million compared to the first nine months of 2017 MLP distributable cash flow of $37.9 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to the Partnership’s increased ownership in OpCo and higher production and lower maintenance capital expenditures at OpCo, partially offset by lower margins on OpCo’s third party sales volumes.

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On July 27, 2018, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, and Westlake, the Partnership’s sponsor and holder of the IDRs, agreed to reset the Partnership’s target distribution tiers pursuant to which the IDRs are calculated with the first target quarterly distribution threshold increasing from $0.3163 to $1.2938 per unit. This reset is expected to allow the Partnership to increase its distribution per unit in line with historical growth rates for over 10 years before the next IDR payment could occur.
On October 5, 2018, the Partnership announced the commencement of an At-The-Market program which will allow the Partnership to offer and sell common units representing limited partner interests in the Partnership having an aggregate amount of up to $50 million. The Partnership intends to use the net proceeds for general partnership purposes, including the funding of future potential drop-downs and other acquisitions.
On October 31, 2018, the Board of Directors of Westlake Chemical Partners GP LLC announced a quarterly distribution for the third quarter of 2018 of $0.4207 per limited partner unit to be payable on November 26, 2018 to unit holders of record as of November 9, 2018. The third quarter 2018 distribution increased 12% compared to the third quarter 2017 distribution and 2.9% compared to the second quarter 2018 distribution. MLP distributable cash flow provided trailing twelve month coverage of 1.20x the declared distributions for the third quarter of 2018.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased with the Partnership's performance for the third quarter of 2018. We are benefiting from the investments made over the past few years to grow our earnings and cash flows, including the expansion of OpCo’s ethylene facilities in both Lake Charles, Louisiana and Calvert City, Kentucky, and increasing our ownership interest in OpCo in both 2015 and 2017," said Albert Chao, President and Chief Executive Officer. “The recent resetting of the distribution targets for the IDRs set the conditions for the Partnership to employ all four levers of growth to increase distributions to unitholders without the drag of IDR payments for a significant period of time.”
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to increasing distributions, the potential for future drop-down transactions, the timing of the next IDR payment and the use of the proceeds from At-The-Market offering are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in March 2018.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definitions of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 18.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2018 results will be held Tuesday, November 6, 2018 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 7085308.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 13, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 7085308.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/bafbrn6m and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$313,381	$258,049	$802,085	$711,968
Net co-product, ethylene and other sales—third parties	50,269	38,726	147,812	152,368
Total net sales	363,650	296,775	949,897	864,336
Cost of sales	269,743	201,372	666,367	571,401
Gross profit	93,907	95,403	283,530	292,935
Selling, general and administrative expenses	5,909	6,805	20,417	21,519
Income from operations	87,998	88,598	263,113	271,416
Other income (expense)
Interest expense—Westlake	(5,639)	(6,190)	(16,052)	(17,592)
Other income, net	668	162	1,742	1,844
Income before income taxes	83,027	82,570	248,803	255,668
Income tax provision (benefit)	(772)	325	(186)	925
Net income	83,799	82,245	248,989	254,743
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	71,387	68,860	211,525	221,619
Net income attributable to Westlake Partners	$12,412	$13,385	$37,464	$33,124

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.38	$0.47	$1.14	$1.23
Subordinated units	$—	$—	$—	$1.07

Distributions declared per unit	$0.4207	$0.3756	$1.2270	$1.0955

MLP distributable cash flow	$15,024	$15,478	$45,500	$37,892

Distributions declared
Limited partner units—public	$7,625	$6,803	$22,232	$16,116
Limited partner units—Westlake	5,941	5,304	17,327	15,471
Incentive distribution rights	—	498	733	1,052
Total distributions declared	$13,566	$12,605	$40,292	$32,639
EBITDA	$115,558	$117,813	$347,031	$359,762

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2018	December 31, 2017

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$17,041	$27,008
Receivable under the Investment Management Agreement—Westlake Chemical Corporation ("Westlake")	151,875	136,510
Accounts receivable, net—Westlake	65,628	43,884
Accounts receivable, net—third parties	22,544	18,083
Inventories	5,004	5,590
Prepaid expenses and other current assets	491	314
Total current assets	262,583	231,389
Property, plant and equipment, net	1,161,203	1,196,245
Other assets, net	71,217	87,642
Total assets	$1,495,003	$1,515,276

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$66,587	$40,240
Long-term debt payable to Westlake	477,608	473,960
Other liabilities	1,679	2,327
Total liabilities	545,874	516,527
Common unitholders—public	410,555	411,228
Common unitholder—Westlake	49,511	50,265
General partner—Westlake	(242,573)	(241,958)
Accumulated other comprehensive income	—	279
Total Westlake Partners partners' capital	217,493	219,814
Noncontrolling interest in OpCo	731,636	778,935
Total equity	949,129	998,749
Total liabilities and equity	$1,495,003	$1,515,276

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2018	2017

	(In thousands of dollars)
Cash flows from operating activities
Net income	$248,989	$254,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,176	86,502
Other balance sheet changes	(1,161)	60,671
Net cash provided by operating activities	330,004	401,916
Cash flows from investing activities
Additions to property, plant and equipment	(30,047)	(56,607)
Maturities of investments with Westlake under the Investment Management Agreement	270,050	—
Investments with Westlake under the Investment Management Agreement	(285,000)	(119,000)
Other	—	1,801
Net cash used for investing activities	(44,997)	(173,806)
Cash flows from financing activities
Net proceeds from equity offerings	—	110,739
Proceeds from debt payable to Westlake	3,648	155,257
Repayment of debt payable to Westlake	—	(272,765)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(258,824)	(263,480)
Quarterly distributions to unitholders	(39,798)	(29,512)
Net cash used for financing activities	(294,974)	(299,761)
Net decrease in cash and cash equivalents	(9,967)	(71,651)
Cash and cash equivalents at beginning of period	27,008	88,900
Cash and cash equivalents at end of period	$17,041	$17,249

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2018	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$114,349	$109,433	$139,630	$330,004	$401,916
Changes in operating assets and liabilities and other	(29,873)	(25,634)	(57,385)	(81,015)	(147,173)
Net Income	$84,476	$83,799	$82,245	$248,989	$254,743
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,586	26,918	31,790	82,769	89,239
Less:
Contribution to turnaround reserves	(4,204)	(4,250)	(7,778)	(12,602)	(22,641)
Maintenance capital expenditures	(5,825)	(8,380)	(9,827)	(22,184)	(28,081)
Incentive distribution rights	—	—	(498)	(733)	(1,052)
Distributable cash flow attributable to noncontrolling interest in OpCo	(86,067)	(83,063)	(80,454)	(250,739)	(254,316)
MLP distributable cash flow	$15,966	$15,024	$15,478	$45,500	$37,892

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2018	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$114,349	$109,433	$139,630	$330,004	$401,916
Changes in operating assets and liabilities and other	(29,873)	(25,634)	(57,385)	(81,015)	(147,173)
Net Income	$84,476	$83,799	$82,245	$248,989	$254,743
Add:
Depreciation and amortization	27,586	26,892	29,053	82,176	86,502
Interest expense	5,547	5,639	6,190	16,052	17,592
Income tax provision (benefit)	303	(772)	325	(186)	925
EBITDA	$117,912	$115,558	$117,813	$347,031	$359,762